UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 25, 2008

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania		19102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

___________________________________________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 25, 2008, three subsidiaries of Pennsylvania Real Estate Investment Trust (the “Company”) entered into escrow agreements. The escrow agreements set forth the terms and conditions upon which executed agreements (the “Loan Agreements”) entered into by the subsidiaries that provide for individual non-recourse mortgage loans (the “Loans”) in an aggregate maximum principal amount of $193.0 million will be released from escrow. The other parties to the escrow agreements are Norddeutsche Landesbank Girozentrale, the administrative agent under the Loan Agreements, and Skadden, Arps, Slate, Meagher & Flom LLP, as escrow agent.

Under the escrow agreements, the escrow agent will hold each of the executed loan documents placed into escrow until such time as the conditions under the applicable escrow agreement have been satisfied. The executed loan documents that were placed into escrow include, among other documents, the Loan Agreements, promissory notes and mortgages. Upon satisfaction of the conditions under the applicable escrow agreement, the escrow agent will be required to release the loan documents for the related Loan from escrow, and the borrower will be entitled to borrow the amounts provided under the Loan Agreement. The conditions under each of the escrow agreements for release of the loan documents are substantially the same as the conditions under the applicable Loan Agreement and are customary for mortgage loans of the type entered into by the three subsidiaries of the Company.

Each Loan will be secured by a mortgage on the mall owned by the subsidiary that is the borrower under the applicable Loan Agreement. These malls are Jacksonville Mall (principal amount $60.0 million), Logan Valley Mall (principal amount $68.0 million) and Wyoming Valley Mall (principal amount $65.0 million), which are located in, respectively, Jacksonville, North Carolina, Altoona, Pennsylvania, and Wilkes-Barre, Pennsylvania. Each of the Loans will have a five-year term with two one-year extension options. The interest rates under the Loans will be LIBOR plus 210 basis points for Jacksonville Mall, LIBOR plus 210 basis points for Logan Valley Mall and LIBOR plus 225 basis points for Wyoming Valley Mall. In the event that the conditions under the applicable escrow agreement for release of the loan documents held in escrow thereunder are not satisfied before 5:00 p.m., New York City Time, on October 13, 2008, the applicable Loan Agreement will not become effective, unless the administrative agent and the borrower otherwise direct.

On August 26, 2008, executed loan documents for a non-recourse loan to a subsidiary of the Company from The Prudential Insurance Company of America in a principal amount of $97.0 million to be secured by a mortgage on Patrick Henry Mall (the “Patrick Henry Loan”) were delivered to Lawyer’s Title Insurance Corporation (the “Title Company”). The loan documents were delivered to, and will be held in escrow by, the Title Company pursuant to an instruction letter from counsel to the lender under the loan agreement. Pursuant to the instruction letter, upon delivery of the remaining required closing documents and confirming instructions from counsel to the lender, the Title Company will disburse the proceeds of the mortgage loan to the borrower. The Patrick Henry Loan will have a seven-year term and will bear interest at an annual rate of 6.34%. Patrick Henry Mall is located in Newport News, Virginia.

Each of Jacksonville Mall, Logan Valley Mall, Wyoming Valley Mall and Patrick Henry Mall is currently included in the pool of properties that secures the indebtedness outstanding under the Company’s approximately $400 million REMIC, and none of the malls may be subject to a mortgage securing a loan until the REMIC has been repaid. The Company has previously announced its intention to repay the REMIC on September 10, 2008. The Company intends to apply the proceeds received from the four loans to the repayment of the REMIC simultaneously with the closing of the loans.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: August 29, 2008	By:	/s/ Jeffrey A. Linn
Jeffrey A. Linn
Executive Vice President